Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD SECOND QUARTER
AND FIRST HALF SALES AND EARNINGS

MATTHEWS, NC, March 23, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,182 stores in 43 states, reported the highest sales and earnings for any second quarter and first half in the Company’s history.  For the second quarter ended February 28, 2004, sales were $1,402.8 million, or 11.7% above sales of $1,256.2 million for the second quarter ended March 1, 2003.  Net income was $81.4 million, or 12.0% above net income of $72.7 million for the second quarter of the prior fiscal year, and net income per diluted share increased to $.47 from $.42.

For the two quarters ended February 28, 2004, sales were $2,647.5 million, or 12.0% above sales of $2,364.8 million for the two quarters ended March 1, 2003.  Net income for the two quarters ended February 28, 2004, was $145.9 million, or 12.1% above net income of $130.2 million for the two quarters ended March 1, 2003, and net income per diluted share increased to $.84 from $.75.

The sales gains are attributable to increased sales in existing stores and to sales recorded in new stores opened in the Company’s store expansion program.  Sales in existing stores in the second quarter ended February 28, 2004, increased approximately 2.2% above the second quarter last year, including an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 1.2% in sales of softlines.  The customer count, as measured by the number of register transactions in existing stores, increased approximately 1.0% and the average transaction increased approximately 1.0% to

$9.52.  During the second quarter ended February 28, 2004, the Company opened 95 stores and closed 22 stores, compared to the opening of 88 stores and the closing of 13 stores during the second quarter last year.

Sales in existing stores in the two quarters ended February 28, 2004, increased approximately 2.4% above the comparable period last year, including an increase of approximately 3.1% in sales of hardlines and a decrease of approximately 0.1% in sales of softlines.  The customer count increased approximately 1.6% and the average transaction increased approximately 0.7% to $9.13.  During the two quarters ended February 28, 2004, the Company opened 196 stores and closed 48 stores, compared to the opening of 179 stores and closing of 42 stores during the first two quarters last year.

In commenting on the operating results, Howard R. Levine, Chairman and Chief Executive Officer, noted that the 12.0% increase in net income in the second quarter ended February 28, 2004, was the 32nd consecutive quarter in which net income had increased above the prior comparable quarter.  The earnings increase in the second quarter was achieved despite the fact that sales in existing stores increased only 0.7% in the December reporting period. When consumers began to focus again on basic consumable merchandise in January and February, as opposed to the focus on seasonal goods in December, sales in existing stores increased 3.0% in the January reporting period and 4.3% in the February reporting period.  While sales in existing stores improved in January and February, the 2.2% increase in such sales in the second quarter ended February 28, 2004, was below the Company’s plan.  The below plan sales and continued increases in workers’ compensation costs contributed to the deleveraging of expenses.  Expenses as a percent to sales increased from 24.1% in the second quarter last year to 24.6% in the second quarter this year.  The increase in expenses was offset in the second quarter by an increase in the gross profit margin as a percent to sales from 33.2% in the second quarter last year to 33.8% in the second quarter this year.  This improvement is attributable, in part, to improved initial margins on merchandise through better sourcing of goods and to lower levels of markdowns as a result of purchasing seasonal goods on a conservative basis and better allocation of those goods to the stores.  A change in the treatment of certain vendor allowances in conformity with a recent accounting pronouncement also contributed to the increase in the second quarter this year in both expenses as a percent to sales and gross profit margin as a percent to sales.  The Company’s inventories at the end of the second quarter this year were in a good position, with more basic consumable merchandise in the stores resulting in per store inventories being slightly above the inventory level as at the end of the second quarter last year.  Fall apparel inventories at the end of the second quarter this year were about 20% below such inventories on a per store basis at the end of the second quarter last year.

The Company also announced that during the fiscal year ending August 28, 2004, it expects to open approximately 525 to 565 stores.  Originally the plan was to open approximately 565 stores.  Approximately 30 fewer stores than planned were opened during the six months ended February 28, 2004.  The Company’s focus on urban markets has contributed to the strong sales performance of new stores, but the lead times for the opening of urban stores continue to be less predictable.  While urban markets continue to be a focus, the Company plans to allocate some additional resources to small and mid-sized towns, where new stores can often be opened more quickly and predictably.  Operating results in small and mid-sized towns have been improving as the Company has raised store standards and improved merchandise quality.

For the second half of the fiscal year ending August 28, 2004, the Company confirmed its previous guidance that its plan is for net income per diluted share of Common Stock to increase approximately 14% to 16%.  This guidance is based on the assumption that sales in existing stores in the second half of the fiscal year will increase in the 3% to 5% range.

The Company also announced that in the second quarter ended February 28, 2004, it had purchased in the open market 956,000 shares of the Company’s Common Stock at a cost of $33.5 million.  No shares were purchased in the first quarter ended November 29, 2003.  As previously reported, in October 2002 the Board of Directors authorized the purchase of up to five million shares of Common Stock from time to time as market conditions warrant, and in the fiscal year ended August 30, 2003, the Company purchased 2.2 million shares of Common Stock at a cost of $65.9 million.

Family Dollar will host a conference call today, Tuesday, March 23, 2004, at 10:00 A.M. ET to discuss the financial results for the second quarter ended February 28, 2004.  If you wish to listen, please call (703) 736-7292 at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from 1:00 P.M. ET, March 23, 2004, through March 24, 2004, by calling 703-925-2474 and entering the access code 4021489.  There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, March 23, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:

(In thousands, except per share amounts)

	For the Second Quarter Ended
	February 28, 2004	March 1, 2003

Net Sales	$1,402,798	$1,256,183

Cost of Sales	928,984	838,662

Gross Margin	473,814	417,521

Selling, General and Administrative Expenses	345,560	303,010

Income Before Income Taxes	128,254	114,511

Income Taxes	46,813	41,796

Net Income	81,441	72,715

Net Income Per Common Share-Basic	$.47	$.42

Average Shares-Basic	172,061	172,151

Net Income Per Common Share-Diluted	$.47	$.42

Average Shares-Diluted	173,003	173,037

Dividends Declared Per Common Share	$.08-1/2	$.07-1/2

	For the First Half Ended
	February 28, 2004	March 1, 2003

Net Sales	$2,647,481	$2,364,820

Cost of Sales	1,742,342	1,566,467

Gross Margin	905,139	798,353

Selling, General and Administrative Expenses	675,386	593,325

Income Before Income Taxes	229,753	205,028

Income Taxes	83,860	74,835

Net Income	145,893	130,193

Net Income Per Common Share-Basic	$.85	$.75

Average Shares-Basic	172,207	172,614

Net Income Per Common Share-Diluted	$.84	$.75

Average Shares-Diluted	173,319	173,489

Dividends Declared Per Common Share	$.16	$.14

Consolidated Condensed Balance Sheets (unaudited)

(In thousands, except share amounts)

	February 28, 2004	March 1, 2003	August 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$354,787	$266,844	$206,731

Merchandise inventories	823,160	728,016	854,370

Deferred income taxes	68,173	57,234	61,769

Prepayments and other current assets	34,868	15,837	33,622

Total current assets	$1,280,988	$1,067,931	$1,156,492

Property and equipment, net	829,002	721,929	812,123

Other assets	19,019	14,204	17,080

	$2,129,009	$1,804,064	$1,985,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued liabilities	$615,480	$491,958	$594,660

Income taxes payable	16,406	20,145	671

Total current liabilities	631,886	512,103	595,331

Deferred income taxes	$87,365	$71,502	$79,395

Commitments and contingencies

Shareholders’ equity: Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares	$18,743	$18,639	$18,691

Capital in excess of par	101,261	75,288	87,457

Retained earnings	1,433,959	1,224,120	1,315,600

	1,553,963	1,318,047	1,421,748

Less common stock held in treasury, at cost	144,205	97,588	110,779

	1,409,758	1,220,459	1,310,969

	$2,129,009	$1,804,064	$1,985,695

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3/23/04